Exhibit 10.30

Encana Corporation Canadian Supplemental Pension Plan

Amended and Restated effective April 1, 2015

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Article 1	Definitions

For the purposes of the Supplemental Plan, each capitalized term shall have the same meaning as the corresponding term under the Pension Plan, unless the capitalized term is defined below, in which case the definition below shall take precedence.

1.01	“Actuarial Equivalent Value” means a value, actuarially equivalent to the comparator, as determined by the Company after consultation with the Actuary. The sex of the Participant, Designated Beneficiary and/or Spouse, as applicable, shall not be taken into account in determining the Actuarial Equivalent Value. Unless otherwise determined by the Company, the non-registered status of the Supplemental Plan and of the benefits payable hereunder shall also not be taken into account in determining the Actuarial Equivalent Value.

1.02	“Commuted Value” means the lump sum Actuarial Equivalent Value of a benefit, calculated using the actuarial basis currently applicable to benefits payable under the Pension Plan.

1.03	“Company” means Encana Corporation and any affiliated or subsidiary company or any partnership which is majority owned by Encana Corporation, its affiliated and subsidiary companies, or any of them, and which is designated as a participating company or partnership by the Company. Notwithstanding the foregoing, where any reference in the Supplemental Plan is made to any action to be taken, consent, approval or opinion to be given, discretion or decision to be exercised by the Company, “Company” means Encana Corporation acting through the Board of Directors or any person duly authorized by the Board of Directors for the purposes of the Supplemental Plan.

1.04	“Fund” means the corpus, including the refundable tax remitted pursuant to the Supplemental Plan Revenue Rules and not yet refunded, and all earnings, appreciations or additions thereon, established for purposes of the Supplemental Plan under the Supplemental Plan Revenue Rules pertaining to retirement compensation arrangements and held by the Funding Agency under the Funding Agreement.

1.05	“Funding Agency” means the trustee, or successor thereof, appointed by the Company to hold the Fund pursuant to the Funding Agreement.

1.06	“Funding Agreement” means the agreement entered into by the Company and the Funding Agency establishing and maintaining the Fund, and amendments thereto.

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1.07	“Maximum Pension Provisions” means the provisions of the Pension Plan which limit the DB Pension Benefits provided under the Pension Plan to a DB Participant to the maximum amount of pension or maximum period of accrual from time to time permitted under the Pension Plan Revenue Rules. Notwithstanding the foregoing, neither subsection 2.8.2(c) nor Section 2.9.2 of the Pension Plan shall be considered to be one of the “Maximum Pension Provisions” and, for greater certainty, the Supplemental Plan shall not hold a DB Participant harmless from the operation of such provisions.

1.08	“Participant” means an Employee entitled to benefits or rights under the Supplemental Plan, or a living former employee of the Company or of a predecessor company who continues to be entitled to benefits under the Supplemental Plan.

1.09	“Pension Plan” means the Encana Corporation Canadian Pension Plan established with effect from January 1, 2003 including any changes, amendments or modifications thereto which have been made or which may from time to time be made by the Company.

1.10	“Pension Plan Revenue Rules” means the provisions of the Income Tax Act (Canada), and any relevant regulations thereto, as may be amended from time to time, pertaining to pension plans or funds registered under the Income Tax Act (Canada) as they may be applicable to the Pension Plan

1.11	“Predecessor Arrangements” means the Supplemental Pension Plan for Employees of PanCanadian Energy Corporation, all individual pension agreements between the Company and certain current and former executives of the Company and all unfunded pension commitments made to certain former executives of the former Conwest Exploration Company Ltd. in effect immediately prior to January 1, 2011, identified in Schedule A.

1.12	“Supplemental Plan” means this Encana Corporation Canadian Supplemental Pension Plan established with effect from January 1, 2003, including any changes, amendments or modifications thereto which have been made or which may from time to time be made by the Company.

1.13	“Supplemental Plan Revenue Rules” means the provisions of the Income Tax Act (Canada), and any relevant regulations thereto, as may be amended from time to time, pertaining to retirement compensation arrangements registered under the Income Tax Act (Canada) as they may be applicable to the Supplemental Plan

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1.14	“Vesting Date” means the vesting date of the Participant determined in accordance with the Pension Plan or, if applicable, an earlier vesting date specified in the individual pension agreement between the Participant and the Company.

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Article 2	Establishment of Supplemental Plan

2.01	Effective January 1, 2003, the Supplementary Retirement Benefit Plan for Employees of Alberta Energy Company Ltd. was amended, restated and renamed as the Encana Corporation Canadian Supplemental Pension Plan. Subject to subsection 2.02(b), also effective January 1, 2003, the Predecessor Arrangements were superseded and merged into the Supplemental Plan

2.02	(a)	Subject to subsection (b), the liabilities of all the Predecessor Arrangements have been merged into the Supplemental Plan.

	(b)	Notwithstanding Section 2.01 and subsection (a), the Supplemental Plan neither assumes nor continues the liability for defined contribution entitlements under the Supplemental Pension Plan for Employees of PanCanadian Energy Corporation settled by lump sum payments to the participants thereunder.

	(c)	For greater certainty, all other entitlements in respect of participants who retired, died or terminated employment under the provisions of the Predecessor Arrangements are continued under the Supplemental Plan. The provisions of the Supplemental Plan shall not alter these continuing entitlements except as may be provided in Articles 1 through 7.

2.03	Subject to Section 2.02(b), nothing in the Supplemental Plan shall have the effect of reducing the aggregate of the benefits provided to December 31, 2002 under the Predecessor Arrangements based on actual service rendered and earnings paid to such date, including any ancillary benefit for which the participant thereunder had met, at such date, all the eligibility requirements under such Predecessor Arrangements.

2.04	The Supplemental Plan as contained herein shall be applicable to Participants who are Employees of the Company on or after January 1, 2011. Benefits in respect of a Participant whose employment ceased prior to January 1, 2011 shall be determined in accordance with the terms of the Supplemental Plan at the time of such cessation of employment except as may be specifically provided herein.

2.05	The Supplemental Plan is intended to be a retirement compensation arrangement under the Supplemental Plan Revenue Rules.

2.06	The Supplemental Plan is intended to be exempt from provincial and federal pension legislation.

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Article 3	Eligibility and Participation

3.01	Each person entitled to benefits under the Predecessor Arrangements, excluding the persons for which defined contribution entitlements were previously settled as described in subsection 2.02(b), shall become a Participant under the Supplemental Plan.

3.02	Each DB Participant, not otherwise a Participant in accordance with Section 3.01, shall become a Participant if:

(a)	his DB Pension Benefits under the Pension Plan are limited by the Maximum Pension Provisions; or

(b)	his individual pension agreement with the Company entitles him to pension benefits in excess of his DB Pension Benefits under the Pension Plan.

3.03	Notwithstanding section 3.01, a DC Participant who, on December 31, 2002, participated in the Retirement Pension Plan for Employees of PanCanadian Energy Corporation, shall become a Participant under the Supplemental Plan if he satisfies the conditions set forth in Appendix A. For greater certainty, a DC Participant who does not satisfy the conditions of this Section 3.03 shall not become a Participant.

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Article 4	Funding and Investments

4.01	All assets of, and contributions to, the Supplemental Plan shall be held in the Fund and administered by the Funding Agency in accordance with the terms of the Funding Agreement.

4.02	A Participant shall neither be required nor permitted to make any contributions under the Supplemental Plan.

4.03	The Company shall have primary responsibility for the payment or reimbursement of all third party costs directly attributable to the administration of the Supplemental Plan but may direct that such costs be paid from the Fund.

4.04	Effective April 1, 2015, the Company shall, in its sole and unfettered discretion, determine the amounts to be contributed to the Fund and the timing of any contributions to the Fund.

4.05	The Company shall require the Actuary to conduct an actuarial valuation in accordance with Section 4.05 not less frequently than every three years; provided, however, that nothing herein shall obligate the Company to make contributions to the Fund.

4.06	When preparing an actuarial valuation, the Actuary shall calculate three measures of the Supplemental Plan liabilities:

(a)	the hypothetical going-concern funding liabilities of the Supplemental Plan, determined using the going-concern methods and assumptions adopted for the most recent funding valuation of the Pension Plan, but with the assumed investment return rate reduced by the rate of refundable tax expected to be payable by the Fund taking into account the Fund’s investment policy;

(b)	the hypothetical solvency funding liabilities of the Supplemental Plan, determined using the solvency funding methods and assumptions adopted for the most recent funding valuation of the Pension Plan; and

(c)	the pension obligation of the Supplemental Plan, determined using the best-estimate methods and assumptions adopted for corporate financial reporting purposes with respect to the Supplemental Plan.

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For greater certainty:

(d)	the Supplemental Plan benefits payable in accordance with Appendix A shall be included in the actuarial valuation, but only in respect of DC Participants who have already retired as of the valuation date;

(e)	no refundable tax adjustment shall be applied in calculating the liability measures pursuant to subsections (b) and (c); and

(f)	the Company expressly reserves the right to modify or discontinue any of the liability measures defined in subsections (a), (b) and (c) and to modify or discontinue its funding policy in relation thereto.

4.07	The Company may from time to time make withdrawals from the Fund in such amount as it may determine, provided the assets of the Fund, including the value of any refundable tax remitted pursuant to the Supplemental Plan Revenue Rules but not yet refunded, exceed the amount certified by the Actuary that, as of the date of withdrawal, is sufficient to settle all accrued benefits under the Supplemental Plan pursuant to Section 7.02.

4.08	The Company may direct, from time to time, that all or any of the benefits payable under the Supplemental Plan shall be paid by some means, at its absolute discretion, other than from the Fund. In the absence of such direction, and provided that the assets of the Fund, including the refundable tax remitted pursuant to the Supplemental Plan Revenue Rules and not yet refunded, are sufficient, benefits provided hereunder shall be payable from the Fund.

4.09	Provided that the Supplemental Plan has not been terminated, if the assets of the Fund, including the refundable tax remitted pursuant to the Supplemental Plan Revenue Rules and not yet refunded, are insufficient to pay, when due, any benefit provided hereunder, such benefit shall be payable by the Company. For greater certainty, if the Supplemental Plan is terminated, the benefits then accrued under the Supplemental Plan shall be determined and payable in accordance with the provisions of Section 6.03.

4.10	The Company shall direct the investment of the Fund, provided, however, that investment in Company securities is prohibited except as would be permitted under Pension Plan Revenue Rules and Applicable Pension Laws if the Supplemental Plan were registered thereunder.

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4.11	No person shall have any interest in, nor right to, any part of the Fund except, and to the extent, provided in the Supplemental Plan.

4.12	The Company may remove the Funding Agency and upon such removal, or upon resignation of the Funding Agency, the Company shall appoint a successor Funding Agency.

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Article 5	Administration

5.01	The Company shall have the sole responsibility for, and the sole control of, the Supplemental Plan’s operation and administration and shall have the power and duty to take all action and make all decisions and interpretations which shall be necessary or appropriate in order to administer and carry out the provisions of the Supplemental Plan, including the power to make and enforce such rules and regulations as it may deem necessary, all of which shall be conclusive and binding on Employees, Participants, Spouses and Designated Beneficiaries.

5.02	To the extent possible, the interpretation of the Supplemental Plan shall be consistent with the interpretation of the Pension Plan.

5.03	If the Company receives evidence which, in its absolute discretion, is satisfactory to it that a person entitled to receive a payment under the Supplemental Plan is a minor or is physically or mentally incompetent, the Company may direct the payment to any representative, trustee, guardian, attorney or other person or persons entitled at law to receive the payment on the person’s behalf. Such payment shall be a complete discharge of the Company’s payment obligation under the Supplemental Plan.

5.04	(a)	The Company shall provide, upon a request by a Participant entitled to benefits or rights hereunder or, following the death of such a Participant, upon a request of the Spouse or Designated Beneficiary, a copy of the Supplemental Plan, and any amendments thereto, within a reasonable period of time.

(b)	The Company shall provide, within a reasonable period of time, an explanation or summary of the Supplemental Plan and of any amendments to the Supplemental Plan to all Participants entitled to benefits or rights hereunder.

(c)	A statement of the accrued benefits under the Supplemental Plan to or in respect of each Participant shall be provided at the same time as the corresponding statement of DB Pension Benefits is provided to Participants in respect of the Pension Plan.

5.05	Notwithstanding any other provision of the Supplemental Plan, no amount shall be payable to or in respect of a Participant until such Participant, the Participant’s Spouse or Designated Beneficiary, as applicable, has provided the Company with all information reasonably required, as determined by the Company, to determine and pay any amounts due under the Supplemental Plan and the Pension Plan.

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5.06	Matters in dispute between the parties in relation to this Supplemental Plan may be resolved by way of arbitration before an arbitration panel in accordance with the Alberta Arbitration Act. The arbitration panel shall consist of a single arbitrator if the parties agree upon one. If the parties do not so agree, the arbitration panel shall consist of three arbitrators, one to be appointed by each party and a third to be chosen by the first two named. The decision of the arbitration panel shall be binding upon the parties and their respective successors and assigns. The arbitration panel shall award costs in respect of an arbitration in its sole discretion. All decisions of the arbitration panel shall be final and shall not be subject to an appeal.

5.07	The Board of Directors, Board Committee or any member thereof, or any duly authorized officer or employee of the Company shall not be liable to any person whatsoever for anything done or omitted to be done in respect of the administration of the Supplemental Plan, the Fund, or any matter pertaining thereto, except where the act or omission was due to fraud, wilful misconduct or gross negligence on the part of the person against whom a claim is made.

5.08	The Company shall indemnify and save harmless any director, officer or employee of the Company whose responsibilities or duties on behalf of the Company involve any aspect of the administration of the Supplemental Plan, the Fund or any matter pertaining thereto, from personal liability, including all legal costs, fees and related expenses, in respect of their respective acts or omissions in respect of the administration of the Supplemental Plan, the Fund or any matter pertaining thereto, except where the act or omission was due to fraud, wilful misconduct or gross negligence on the part of the director, officer or employee.

5.09	Whenever the records of the Company are used for the purposes of the Supplemental Plan, such records shall be conclusive of the facts with which they are concerned.

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5.10	In the absence of actual notice to the contrary, the Company shall authorize payment in accordance with information provided to the Company by the Participant. If there is a dispute as to whether a person is a Spouse, Designated Beneficiary or other person entitled to payments hereunder, or where two or more persons make conflicting claims in respect of a benefit, or where a person makes a claim that is inconsistent with information provided by the Participant, the Company shall take such steps or action it deems reasonable, including without limitation, obtaining court direction and none of the Board of Directors, the Company or any officer or employee thereof, the Supplemental Plan or the Fund shall be held liable for any delays in payment of benefits hereunder or for any loss or damage of any nature whatsoever as a result of any such dispute or the Company’s steps, actions or decisions in respect of the resolution of same.

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Article 6	Amendment or Termination

6.01	The Company retains the right to amend or modify or terminate the Supplemental Plan in whole or in part, at such time and from time to time, and in such manner and to such extent as it may deem advisable, provided that no such amendment, modification or termination shall have the effect of reducing any benefit accrued to the date of the amendment, modification or termination under the Supplemental Plan by a Participant, Spouse or Designated Beneficiary based on actual service rendered and earnings paid to the effective date of the amendment, except as provided for in accordance with Section 6.03 in the case of termination of the Supplemental Plan. For greater certainty, any action taken in accordance with this Section may reduce any ancillary benefits as described in Applicable Pension Laws and as may otherwise be provided under the Supplemental Plan, unless the Participant affected has met all eligibility requirements under the Pension Plan necessary to exercise the right to receive such ancillary benefits.

6.02	Any amendment or termination of the Supplemental Plan shall be made by:

(a)	the adoption of a resolution by the Board of Directors; or

(b)	the execution of a certificate by an officer of the Company duly authorized by resolution of the Board of Directors to amend or terminate the Supplemental Plan; or

(c)	if so empowered by the Board of Directors, and to the extent of such empowerment, the adoption of a resolution by a Board Committee.

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6.03	Termination Priorities

In the event the Supplemental Plan is terminated at any time, each Participant shall be deemed to have attained his Vesting Date and the assets of the Fund shall be allocated to provide, to the extent of said assets, the benefits then accrued under the Supplemental Plan. Accrued benefits payable under the Supplemental Plan shall be computed using the date the Participant ceases to accrue Continuous Service, if the Pension Plan is terminated at the same time, or using such other date as the Company, in its sole discretion, shall determine. Such allocation of available assets shall be made in the following order of priority, after providing for the expenses of terminating the Supplemental Plan and the Fund:

(a)	firstly, to provide benefits to Participants, Spouses, Designated Beneficiaries, and other persons entitled to payments under the Supplemental Plan who are in receipt of benefits, or were entitled to receive benefits, in respect of Continuous Service which was terminated prior to the effective date of termination of the Supplemental Plan in accordance with this Article 6;

(b)	secondly, after satisfying the requirements of subsection (a) above, to provide benefits to Participants who were eligible to retire in accordance with the provisions of the Pension Plan as at the effective date of termination of the Supplemental Plan in accordance with this Article 6;

(c)	thirdly, after satisfying the requirements of subsections (a) and (b) above, to provide for the balance of benefits accrued by Participants in accordance with Section 10.03 of the Supplemental Plan;

(d)	fourthly, in the event that any surplus remains after all benefits referred to in subsections (a), (b) and (c) above have been provided, such surplus shall be refunded to the Company;

(e)	notwithstanding subsection (d), in the event any surplus remains after all benefits referred to in subsections (a), (b) and (c) above have been provided, the Company may, in its sole discretion, direct that all or a portion of such surplus be used to increase the benefits of Participants in an equitable manner determined by the Company after consultation with the Actuary; and

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(f)	in the event that the amount of assets remaining to provide the benefits stipulated in any of the categories described in subsections (a), (b), and (c) above is not adequate to provide such benefits, the amount of assets remaining for such category shall be allocated on a prorated basis to each Participant, Spouse, Designated Beneficiary, and other person entitled to payments under the Supplemental Plan, who is entitled to benefits under the category, as the case may be, based on the Commuted Value of the benefits attributable to such Participants, Spouses, Designated Beneficiaries, and other persons entitled to payments under the Supplemental Plan.

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Article 7	General Conditions

7.01	(a)	The establishment and continuance of the Supplemental Plan shall not be deemed to constitute a contract of employment between the Company and any Employee or Participant and further, shall not be deemed to create any rights between the Company and any person beyond those described and provided herein, including, but not limited to, any right or entitlement to non-pension retirement benefits.

(b)	Nothing contained herein shall be deemed to give to an Employee or Participant the right to be retained in the service of the Company or to interfere with the right of the Company to terminate the employment of such Employee at any time.

7.02	Notwithstanding any provision herein to the contrary, the Company may, in its sole discretion and at any time, elect to immediately settle, in whole or in part, the accrued benefits of any Participant, Spouse or Designated Beneficiary under the Supplemental Plan. Settlement shall be by way of a lump sum payment to the Participant, Spouse or Designated Beneficiary. The amount of the lump sum payment shall be of Actuarial Equivalent Value to the benefits accrued to the date of settlement under the Supplemental Plan by the Participant, Spouse or Designated Beneficiary based on actual service rendered and Earnings paid to the date of settlement. For greater certainty, such accrued benefits shall not include any ancillary benefits as described in Applicable Pension Laws and as may otherwise be provided under the Supplemental Plan unless the Participant whose benefits are affected has met, or if deceased had met, all eligibility requirements under the Pension Plan necessary to exercise the right to receive such ancillary benefits. Any such lump sum payment shall constitute a full discharge of the obligations of the Company, the Fund and the Supplemental Plan related to the amount so paid.

7.03	All benefits to which a person is, or may become, entitled pursuant to the Supplemental Plan are for the support and maintenance of such person and may not in any manner, in whole or in part, be surrendered, assigned, alienated, sold, transferred, pledged, hypothecated, encumbered or charged and, except as otherwise required by law, shall not be subject to attachment or otherwise by, or on behalf of, the creditors of such person.

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7.04	(a)	Notwithstanding Section 7.03, but subject to any applicable federal or provincial law, a benefit under the Supplemental Plan may:

(i)	in the case of proceedings in respect of the division of matrimonial property, be assigned, pledged, charged, encumbered or alienated to satisfy a division of matrimonial property, pursuant to a written agreement, decree, order or judgement of a competent tribunal; or

(ii)	in the case of proceedings in respect of support or maintenance, be subject to execution, seizure or attachment in satisfaction of an order for support or maintenance, pursuant to a decree, order or judgement of a competent tribunal provided such execution, seizure or attachment is in respect only of benefits in pay.

(b)	The Participant’s benefit entitlements shall be reduced to account for the value of any settlement made under subsection (a).

7.05	When calculating the DB Pension Benefits actually payable under the Pension Plan for the purposes of Articles 8, 9 and 10:

(a)	the presence of a deficit in the Pension Plan shall not be considered to reduce the DB Pension Benefits actually payable and the Supplemental Plan shall not hold Participants harmless from such a deficit; and

(b)	the distribution to Participants of a surplus in the Pension Plan shall be considered to be part of the DB Pension Benefits payable and may, in the Company’s sole discretion, reduce the Supplemental Plan benefits otherwise payable, on an Actuarial Equivalent Value basis.

7.06	In the Supplemental Plan, references to the masculine include the feminine and vice versa; references to the singular include the plural and vice versa, as the context requires; and references to a subsection, Section, Article or Appendix mean a subsection, Section, Article or Appendix of the Supplemental Plan.

7.07	If a Participant and his Spouse or Designated Beneficiary die at the same time or in circumstances rendering it uncertain which of them survived the other, the Participant shall be deemed, for the purposes of the Supplemental Plan, to have survived the Spouse or Designated Beneficiary.

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7.08	All amounts payable under the Supplemental Plan are stated and shall be paid in the lawful currency of Canada. If an amount of benefit or earnings entering into the computation of any benefit or contribution hereunder is expressed in a currency other than that of Canada, such amount shall be converted to Canadian currency prior to such computation based upon exchange rates established by the Company.

7.09	Headings wherever used herein are for reference purposes only, and do not limit or extend the meaning of any of the Supplemental Plan’s provisions.

7.10	All amounts payable under the Supplemental Plan shall be subject to such deductions and withholdings as may be required by law, including tax withholdings.

7.11	Each provision of the Supplemental Plan or part thereof is distinct and severable, and if any provision of the Supplemental Plan or part thereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

7.12	This document, as it may be amended from time to time, constitutes the Supplemental Plan. No statement in any other document or communication shall create or confer any right or obligation other than as set out in this document nor may any such document or communication be used or relied upon to interpret or vary any terms or provisions of the Supplemental Plan.

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Article 8	DB Retirement Benefits

8.01	Subject to Section 7.02, on each date that a DB Participant, his Spouse or Designated Beneficiary, or any person claiming through any of them, as the case may be, (the “Payee”) receives a payment of DB Pension Benefits under the Pension Plan, the Company shall also make a payment to the Payee equal to the amount, if any, by which:

(a)	the amount of DB Pension Benefits on that date that would be payable under the Pension Plan to the Payee, calculated without application of the Maximum Pension Provisions, and taking into account the terms of any individual pension agreement between the DB Participant and the Company;

exceeds:

(b)	the amount of DB Pension Benefits on that date actually payable to the Payee under the Pension Plan, taking into account the Maximum Pension Provisions.

8.02	Benefits payable under Predecessor Arrangements in respect of Participants who retired, died or terminated employment with the Company or a predecessor thereto prior to January 1, 2003 shall continue to be paid on the same terms as provided in the Predecessor Arrangements, except that such benefits shall be paid from the Fund.

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Article 9	DB Death Benefits

9.01	Subject to Section 7.02, the death benefit payable under the Supplemental Plan, if any, on the death of a DB Participant prior to his actual retirement date shall be the lump sum amount by which:

(a)	the Commuted Value of the DB Pension Benefits that would be payable on death under the Pension Plan calculated without application of the Maximum Pension Provisions, and taking into account the terms of any individual pension agreement between the DB Participant and the Company;

exceeds:

(b)	the Commuted Value of the DB Pension Benefits actually payable on death under the Pension Plan, taking into account the Maximum Pension Provisions.

9.02	The death benefit payable under Section 9.01 shall be payable to the same person who receives the death benefit actually payable under the Pension Plan.

9.03	The death benefit payable under the Predecessor Arrangements, if any, shall be as stated in the Predecessor Arrangements.

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Article 10	DB Termination Benefits

10.01	A DB Participant who terminates employment with the Company for any reason other than death or retirement prior to his Vesting Date shall not be entitled to any benefits under the Supplemental Plan.

10.02	A DB Participant who terminates employment with the Company for any reason other than death or retirement after his Vesting Date and elects to receive deferred DB Pension Benefits under the Pension Plan shall be entitled to benefits under Article 8.

10.03	A DB Participant who terminates employment with the Company for any reason other than death or retirement after his Vesting Date and elects to transfer the Commuted Value of his deferred DB Pension Benefits that would be payable under the Pension Plan shall be entitled to a lump sum payment equal to the amount, if any, by which:

(a)	the Commuted Value of the deferred DB Pension Benefits that would be payable under the Pension Plan to the DB Participant at his termination date, calculated without application of the Maximum Pension Provisions, and taking into account the terms of any individual pension agreement between the DB Participant and the Company;

exceeds:

(b)	the Commuted Value of the DB Pension Benefits actually payable under the Pension Plan, taking into account the Maximum Pension Provisions.

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Article 11	Cost-of-Living Adjustments

11.01	The Company may, at its sole discretion, from time to time increase the amount of any retirement income benefit payable to or in respect of a DB Participant under the Supplemental Plan.

11.02	Any ad hoc adjustment made in accordance with Section 11.01 shall be payable in the same form as the basic benefit payable under the Supplemental Plan.

11.03	Notwithstanding any other provision of the Supplemental Plan, the Company may, at its sole discretion, from time to time offset from the amount of the retirement income benefit otherwise payable hereunder, or from any ad hoc adjustment granted under Section 11.01, the amount of any ad hoc adjustment or other benefit improvements provided to the DB Participant from time to time under the Pension Plan following the commencement of retirement income under the Pension Plan.

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TEMPORARY ENHANCEMENT FOR CERTAIN RETIRING DC PARTICIPANTS

1.	Definition and Application

(a)	In this Appendix A, the following terms shall, unless the context clearly indicates otherwise, have the following meanings:

(i)	“Enhanced Supplemental DC Benefit” means the supplemental pension benefit determined in accordance with subsection 2 of this Appendix A.

(ii)	“PEC Plan” means the Retirement Pension Plan for Employees of PanCanadian Energy Corporation.

(iii)	“Transitional DC Participant” means a DC Participant who:

(A)	participated in the PEC Plan on December 31, 2002;

(B)	has attained age 55 but not age 60 prior to May 31, 2006; and

(C)	retires under Article 3.5 of the Pension Plan.

(b)	This Appendix A shall apply only to a Transitional DC Participant.

2.	Enhanced Supplemental DC Benefits

A Transitional DC Participant shall be entitled to receive an Enhanced Supplemental DC Benefit equal to:

(a)	(i)	10%, if the DC Participant has completed 25 or more years of relevant service, as defined under the PEC Plan, as at the date of his retirement; or

	(ii)	8%, otherwise.

times

(b)	the Transitional DC Participant’s annual rate of Earnings at the date of his retirement;

times

(c)	the lesser of:

(i)	60 minus the age in years and months of such Transitional DC Participant at the date of his retirement; and

(ii)	the number of years and months from the date of his retirement until May 31, 2006, inclusive.

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3.	Payment of Enhanced Supplemental DC Benefits

(a)	Upon the retirement of a Transitional DC Participant under the Pension Plan, the Transitional DC Participant’s Enhanced Supplemental DC Benefit shall be paid to him in equal monthly instalments commencing on the last day of the month in which retirement occurs or is deemed to occur under the Pension Plan. The number of instalments made shall be 60, or such lesser number as the Transitional DC Participant may request and the Company may approve. The monthly payments shall be calculated so as to be of Actuarial Equivalent Value to the Enhanced Supplemental DC Benefit as of the first day of the month coincident with or next following the date upon which the retirement occurs or is deemed to occur under the Pension Plan.

(b)	If a Transitional DC Participant dies after the distribution of his Enhanced Supplemental DC Benefit has commenced, his Spouse or Designated Beneficiary, as applicable, shall be entitled to receive in a lump sum the Actuarial Equivalent Value of the remaining instalments, determined using the same discount rate as was used to determine the original instalment amounts.